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                                                                   Exhibit 10.16


                     SENIOR MANAGEMENT EMPLOYMENT AGREEMENT


      SENIOR MANAGEMENT EMPLOYMENT AGREEMENT, dated the ___ day of ______, 199_, between INCONTROL, INC., a Delaware corporation (the "Company"), and ____________________ ("Executive").

                                    RECITALS

      A. Executive is currently employed by the Company or one of its Subsidiaries.

      B. The Board of Directors of the Company (the "Board") has determined that it is appropriate to reinforce the continued attention and dedication of certain members of the Company's management, including Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control of the Company, as defined in Schedule A attached hereto.

                                   AGREEMENTS

      NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

      1. DEFINITIONS

      Terms capitalized in this Agreement which are not otherwise defined shall have the meanings assigned to such terms in Schedule A attached hereto.

      2. EFFECTIVENESS

      Except with respect to Sections 6 through 10 of this Agreement which shall be effective immediately, this Agreement shall become effective immediately upon the occurrence of a Change in Control, provided that Executive is employed by the Company immediately prior to such Change in Control.

      3. TERM. Unless earlier terminated as provided herein, the initial term of this Agreement shall be from the date hereof until the second anniversary date of this Agreement; provided, however, that, unless terminated as provided herein or there shall have occurred a Change in Control, on each annual anniversary date of this Agreement this Agreement shall automatically be renewed for successive two-year terms. In the event of a Change in Control, unless earlier terminated as provided
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herein, this Agreement shall continue in effect until the second anniversary date of the Change in Control at which time this Agreement shall expire.

      4. BENEFITS UPON CHANGE IN CONTROL

      Executive shall be entitled to the following payments and benefits following a Change in Control, whether or not a Termination occurs:

            (a) SALARY AND BENEFITS. Executive shall (i) receive an annual base salary no less than the Executive's annual base salary in effect immediately prior to the date that the Change in Control occurs, including any salary which has been earned but deferred, and an annual bonus equal to at least the average of the three annual bonuses paid to Executive in the three years prior to the Change in Control, and (ii) be entitled to participate in all employee expense reimbursement, incentive, savings and retirement plans, practices, policies and programs (including any Company plan qualified under Section 401(a) of the Code) available to other peer executives of the Company and its Subsidiaries, but in no event shall the benefits provided to Executive under this item (ii) be less favorable, in the aggregate, than the most favorable of those plans, practices, policies or programs in effect immediately prior to the date that the Change in Control occurs.

            (b) WELFARE PLAN BENEFITS. The Company shall at the Company's expense (except for the amount, if any, of any required employee contribution which would have been necessary for Executive to contribute as an active employee under the plan or program as in effect on the date of the Change in Control) continue to cover Executive (and his or her dependents) under, or provide Executive (and his or her dependents) with insurance coverage no less favorable than, the Company's life, disability, health, dental and any other employee welfare benefit plans or programs, as in effect on the date of the Change in Control (such benefits, the "Welfare Benefits").

            (c) DEATH OF EXECUTIVE. In the event of Executive's death prior to Termination, but while employed by the Company or any Subsidiary, as the case may be, his or her spouse, if any, or otherwise the personal representative of his or her estate shall be entitled to receive (i) Executive's salary at the rate then in effect through the date of death, as provided under the Company's pay policy, (ii) any Accrued Benefits for the periods of service prior to the date of death, and (iii) Welfare Benefits for a period of one year following the death of Executive.

            (d) DISABILITY OF EXECUTIVE. In the event of Executive's Disability prior to Termination, but while employed by the Company or any Subsidiary, as the case may be, Executive shall be entitled to receive (i) his or her salary at the rate then in effect through the date of the determination of Disability, as provided under the


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Company's pay policy, (ii) any Accrued Benefits for the periods of service prior to the date of the determination of Disability, (iii) payments under the Company's short and long term disability plans following the determination of Disability, and (iv) Welfare Benefits for a period of one year following the determination of Disability.

            (e) CAUSE; UPON EXPIRATION OF THIS AGREEMENT; OTHER THAN FOR GOOD REASON. If, prior to Termination, Executive's employment shall be terminated by the Company for Cause or upon expiration of this Agreement or by Executive other than for Good Reason, Executive shall be entitled to receive (i) his or her salary at the rate then in effect through the date of such termination, as provided under the Company's pay policy, and (ii) any Accrued Benefits for the periods of service prior to the date of such termination.

            (f) WITHHOLDING. All payments under this Section 4 are subject to applicable federal and state payroll withholding or other applicable taxes.

      5. PAYMENTS AND BENEFITS UPON TERMINATION

      Executive shall be entitled to the following payments and benefits following Termination:

            (a) TERMINATION PAYMENT. In recognition of past services to the Company by Executive, the Company shall make a lump sum payment in cash to Executive as severance pay within ten (10) business days following the date of Termination equal to two (2) times the sum of: (i) Executive's annual base salary in effect immediately prior to the date that either a Change in Control shall occur or such date of Termination, whichever salary is higher, provided that if Executive is a part-time employee on the date of Termination then Executive's base salary in effect immediately prior to the date of Termination shall be used in calculating the payment to which Executive may be entitled under this Section 5(a); plus (ii) a percentage of Executive's annual base salary specified in subparagraph (i) above, which percentage is equal to the percentage bonus paid to the Executive for the fiscal year ended immediately prior to the Change in Control; provided, however, that if Termination occurs prior to the determination of such percentage for a fiscal year that has ended or if Executive has not received a percentage bonus in the previous year, such percentage shall be ten percent (10%). All payments under this Agreement shall be paid within ten (10) business days following the date of Termination.

            (b) CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. Notwithstanding the foregoing, if all or any portion of the payments or benefits provided under
Section 5(a) (such payments or benefits, the "Payments"), either alone or together with all other payments and benefits which Executive receives or is then


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entitled to receive (pursuant to this Agreement or otherwise) from the
Company or any Subsidiary (all such payments and benefits, the "Termination Benefits"), would constitute a Parachute Payment and be subject to Excise Tax, then the Payments to Executive under Section 5(a) shall be increased (such increase, a "Gross-Up Payment"), but only to the extent necessary to ensure that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Termination Benefits. The foregoing calculations shall be made, at the Company's expense, by the Company and Executive. If no agreement on the calculations is reached within thirty (30) business days after the date of Termination, then the accounting firm which regularly audits the financial statements of the Company (the "Auditors") shall review the calculations. The determination of such firm shall be conclusive and binding on all parties and the expense for such accountants shall be paid by the Company. Pending such determination, the Company shall continue to make all other required payments to Executive at the time and in the manner provided herein and shall pay the largest portion of such payments and benefits that may be paid without triggering the Excise Tax.

            As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of the Gross-Up payment hereunder, it is possible that Gross-Up Payments will have been made by the Company which should not have been made (an "Overpayment") or that additional Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). If it is determined by the Company and Executive, or, if no agreement is reached by the Company and Executive, the Auditors, that Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Executive which he shall repay to the Company, together with interest at the applicable federal rate provided for in section 787(f)(2) of the Code. In the event that the Company and Executive, or, if no agreement is reached by the Company and Executive, the Auditors, determine that an Underpayment has occurred, such Underpayment shall promptly be paid by the Company to or for the benefit of the Employee, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code. The Company and Executive agree to give each other prompt written notice of any information that could reasonable result in the determination that an Overpayment or Underpayment has been made.

            (c) ACCRUED BENEFITS. The Company shall make a lump sum payment in cash to Executive in the amount of any Accrued Benefits for the periods of service prior to the date of Termination.


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            (d) WELFARE PLAN BENEFITS. The Company shall at the Company's expense (except for the amount, if any, of any required employee contribution which would have been necessary for Executive to contribute as an active employee under the plan or program as in effect on the date of Termination) continue to cover Executive (and his or her dependents) under, or provide Executive (and his or her dependents) with Welfare Benefits (as in effect on the date of the Change in Control or, at the option of Executive, on the date of Termination) for a period of one year following the date of Termination (or, at the Company's option, in lieu of providing such Welfare Benefits, a lump sum cash payment may be made which will equal the then-present value of the cost to the Company of such Welfare Benefits); provided, however, that if Executive is provided by another employer during such one-year period with benefits substantially comparable to the benefits provided by one or more of such plans or programs, the benefits provided by the Company shall, unless a lump sum payment has been made by the Company, be reduced by the benefits provided by such other employer, but only to the extent of, and with respect to, the benefits otherwise payable under the corresponding Company employee welfare benefit plan or program.

            (e) DEATH OF EXECUTIVE. In the event of Executive's death subsequent to Termination and prior to receiving all benefits and payments provided for by this Section 5, such benefits shall be paid to his or her spouse, if any, or otherwise to the personal representative of his or her estate, unless Executive has otherwise directed the Company in writing prior to his or her death.

            (f) EXCLUSIVE SOURCE OF SEVERANCE PAY. Benefits provided hereunder shall replace the amount of any severance payments to which Executive would otherwise be entitled under any severance plan or policy generally available to employees of the Company.

            (g) NONSEGREGATION. No assets of the Company need be segregated or earmarked to represent the liability for benefits payable hereunder. The rights of any person to receive benefits hereunder shall be only those of a general unsecured creditor.

            (h) WITHHOLDING. All payments under this Section 5 are subject to applicable federal and state payroll withholding or other applicable taxes.

      6. NONCOMPETITION

            (a) NONCOMPETITION. In the event that this Agreement is terminated by the Company or by Executive for any reason, and provided that any payments due Executive upon such termination are paid when due, then for a period of one year


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after such termination, Executive shall not engage in any activities (including, without limitation, activities for any subsequent employer of Executive) with respect to any products or anything else directly competitive with the products or inventions on which Executive worked at the Company, or about which Executive learned confidential information during Executive's employment with the Company.

            (b) COMPANY REMEDY. In the event of any breach by Executive of the obligations set forth in Section 6(a), the Company shall be entitled to recover an amount equal to the total of all amounts paid to Executive pursuant to Sections 5(a) and 5(b) of this Agreement in addition to any other remedies available to the Company at law or in equity.

      7. ARBITRATION

      Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Seattle, Washington, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any jurisdiction.

      8. CONFLICT IN BENEFITS

      This Agreement is not intended to and shall not adversely affect, limit or terminate any other agreement or arrangement between Executive and the Company presently in effect or hereafter entered into, including any employee benefit plan under which Executive is entitled to benefits.

      9. TERMINATION

            (a) TERMINATION PRIOR TO A CHANGE OF CONTROL.

                  (i) At any time prior to a Change in Control, the Company may terminate this Agreement upon sixty (60) days' prior written notice in the form of a Notice of Termination, and this Agreement shall terminate upon the effective date specified in such Notice of Termination; provided, however, such Notice of Termination shall have no force or effect in the event of the occurrence of a Change in Control prior to such effective date.

                  (ii) At any time prior to a Change of Control, Executive may terminate this Agreement upon sixty (60) days' prior written notice in the form of a Notice of Termination, and this Agreement shall terminate upon the effective date specified in such Notice of Termination notwithstanding the occurrence of a Change in Control prior to such effective date.


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            (b) TERMINATION AFTER A CHANGE IN CONTROL. After a Change in
Control, either party may terminate this Agreement upon thirty (30) days' prior written notice in the form of a Notice of Termination.


            (c) EFFECT OF TERMINATION. Notwithstanding the termination or expiration of this Agreement, the Company shall remain liable for any rights or payments arising prior to such termination to which Executive is entitled under this Agreement.

      10.   MISCELLANEOUS

            (a) AMENDMENT. This Agreement may not be amended except by written agreement between Executive and the Company.

            (b) NO MITIGATION. All payments and benefits to which Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income Executive could or may receive from other employment or otherwise, except as provided in Section 5(d) and Section 6(b) hereof.

            (c) EMPLOYMENT NOT GUARANTEED. Nothing contained in this Agreement, and no decision as to the eligibility for benefits or the determination of the amount of any benefits hereunder, shall give Executive any right to be retained in the employ of the Company or rehired, and the right and power of the Company to dismiss or discharge any employee for any reason is specifically reserved. Except as expressly provided herein, no employee or any person claiming under or through him or her shall have any right or interest herein, or in any benefit hereunder.

            (d) LEGAL EXPENSES. In connection with any litigation, arbitration or similar proceeding, whether or not instituted by the Company or Executive, with respect to the interpretation or enforcement of any provision of this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys' fees and disbursements, in connection with such litigation, arbitration or similar proceeding. The Company shall pay prejudgment interest on any money judgment obtained by Executive as a result of such proceedings, calculated at the published commercial interest rate of Seattle-First National Bank for its best customers, as in effect from time to time from the date that payment should have been made to Executive under this Agreement.

            (e) NOTICES. Any notices required under the terms of this Agreement shall be effective when mailed, postage prepaid, by certified mail and addressed to, in the case of the Company:


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                  InControl, Inc.
                  6675 - 185th Avenue N.E.
                  Redmond, WA  98052
                  Attention: Chief Executive Officer

and to, in the case of Executive


                  _____________________________

                  _____________________________

                  _____________________________

                  _____________________________

Either party may designate a different address by giving written notice of change of address in the manner provided above.

            (f) WAIVER; CURE. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach. Other than a breach of the provisions of Section 6, any breach of this Agreement may be cured by the breaching party within ten days of the date that such breaching party shall have received written notice of such breach from the party asserting such breach.

            (g) BINDING EFFECT; SUCCESSORS. Subject to the provisions hereof, nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties and assets, or the assignment of this Agreement by the Company in connection with any of the foregoing actions. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, including the successor to all or substantially all of the business or assets of any Subsidiary, division or profit center of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be


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required to perform it if no such succession had taken place. The provisions of this Section 10(f) shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

            (h) SEPARABILITY. Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            (i) CONTROLLING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington applicable to contracts made and to be performed therein.



            IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

                                    INCONTROL, INC.



                                    By:________________________________
                                    Title:_____________________________



                                    EXECUTIVE:




                                    ___________________________________


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                                                                      Schedule A

                               CERTAIN DEFINITIONS

      As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

      "Accrued Benefits" means the aggregate of any compensation previously deferred by Executive (together with any accrued interest or earnings thereon), any accrued vacation pay and, if the date of Termination occurs after the end of a Fiscal Year for which a bonus is payable to Executive, such bonus, in each case to the extent previously earned and not paid, plus an amount equal to the product of the bonus paid to Executive the prior Fiscal Year and a fraction, the numerator of which is the number of days since the end of the prior Fiscal Year, and the denominator of which is 365.

      "Beneficial Owner" and "Beneficial Ownership" have the meanings set forth in Rules 13d-3 and 13d-5 of the General Rules and Regulations promulgated under the Exchange Act.

      "Board Change" means that a majority of the seats (other than vacant seats) on the Board have been occupied by individuals who were neither (a) nominated or appointed by a majority of the Incumbent Directors nor (b) nominated or appointed by directors so nominated or appointed.

      "Business Combination" means a reorganization, merger or consolidation or sale of substantially all of the assets of the Company.

      "Cause" means (a) willful misconduct on the part of Executive that has a materially adverse effect on the Company and its Subsidiaries, taken as a whole,
(b) Executive's engaging in conduct which could reasonably result in his or her conviction of a felony or a crime against the Company or involving substance abuse, fraud or moral turpitude, or which would materially compromise the Company's reputation, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees or officers of the Company, (c) unreasonable refusal by Executive to perform the duties and responsibilities of his or her position in any material respect. No action, or failure to act, shall be considered "willful" if it is done by Executive in good faith and with reasonable belief that his or her action or omission was in the best interests of the Company.


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      "Change in Control" means, and shall be deemed to occur upon the happening of, any one of the following:

      (a) A Board Change; or

      (b) The acquisition, directly or indirectly, by any Person of Beneficial Ownership of 15% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which acquisition is not approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (z) any acquisition by any company pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clause (d) below are satisfied;

      (c) The acquisition, directly or indirectly, by any Person of Beneficial Ownership of 33% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which acquisition has been approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (z) any acquisition by any company pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clause (d) below are satisfied;

      (d) The approval by the stockholders of the Company of a Business Combination unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Voting Securities; or


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      (e) Approval by the stockholders of the Company of a liquidation or dissolution of the Company.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Disability" means that (a) a person has been incapacitated by bodily injury or physical or mental disease so as to be prevented thereby from performance of his or her duties with the Company for 120 days in any 12-month period, and (b) such person is disabled for purposes of any and all of the plans or programs of the Company or any Subsidiary that employs Executive under which benefits, compensation or awards are contingent upon a finding of disability. The determination with respect to whether Executive is suffering from such a Disability will be determined by a mutually acceptable physician or, if there is no physician mutually acceptable to the Company and Executive, by a physician selected by the then Dean of the University of Washington Medical School.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Excise Tax" means the excise tax, including any interest or penalties thereon, imposed by Section 4999 of the Code.

      "Fiscal Year" means the 12-month period ending on December 31 in each year (or such other fiscal year period established by the Board).

      "Good Reason" means, without Executive's express written consent:

      (a) (i) the assignment to Executive of duties, or limitation of Executive's responsibilities, inconsistent with Executive's title, position, duties, responsibilities and status with the Company or any Subsidiary that employs Executive as such duties and responsibilities existed immediately prior to the date of the Change in Control, or (ii) removal of Executive from, or failure to re-elect Executive to, Executive's positions with the Company or any Subsidiary that employs Executive immediately prior to the Change in Control, except in connection with the involuntary termination of Executive's employment by the Company for Cause or as a result of Executive's death or Disability; or

      (b) failure by the Company to pay, or reduction by the Company of, Executive's annual base salary, as reflected in the Company's payroll records for Executive's last pay period immediately prior to the Change in Control;


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      (c)   failure by the Company to pay, or reduction by the Company of,
            Executive's bonus, as calculated in accordance with Section 5(b) of this Agreement;

      (d) the relocation of the principal place of Executive's employment to a location that is more than 25 miles further from Executive's principal residence than such principal place of employment immediately prior to the Change in Control; or

      (e) the breach of any material provision of this Agreement by the Company, including, without limitation, failure by the Company to bind any successor to the Company to the terms and provisions of this Agreement in accordance with Section 10(g).

      "Incumbent Director" means a member of the Board who has been either (a) nominated by a majority of the directors of the Company then in office or (b) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

      "Notice of Termination" means a written notice to Executive or to the Company, as the case may be, which shall indicate those specific provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive's employment constituting a Termination, if any, under the provision so indicated.

      "Parachute Payment" means any payment deemed to constitute a "parachute payment" as defined in Section 280G of the Code.

      "Person" means any individual, entity or group (as such term is used in Section 13(d)(3) or 14(d)(2) of the Exchange Act).

      "Subsidiary" with respect to the Company has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

      "Termination" means, following the occurrence of any Change in Control by the Company, (a) the involuntary termination of the employment of Executive for any reason other than death, Disability or for Cause or (b) the termination of employment by Executive for Good Reason.


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      "Voting Securities" means the voting securities of the Company entitled to vote generally in the election of directors.


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                             Schedule of Agreements



Senior Management Employment Agreements have been entered into between the Company and the following parties as of the dates indicated:

       5/24/96
       -------
1.     Adams, John M.
2.     Adler, Steven C.
3.     Alferness, Clifton A.
4.     Gray, Richard O., Jr.
5.     Griffin, Jerry C., M.D.
6.     Lussier, Michel E. J.
7.     Sears, Gena K.
8.     Seaton, Donald F., III
9.     Wheeler, Kurt C.
       9/24/96
       -------
10.    Ayers, Gregory M.
11.    Garee, Robert A.
       12/5/96:
       --------
12.    John M. Cleary